Exhibit 107

Calculation of Filing Fees Tables

Form S-8

(Form Type):

LNPR Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, $0.001 par value per share	457(h)	12,000,000	$0.20	$2,400,000	0.0001476	$354.24

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that may become issuable under the LNPR Group, Inc. 2023 Stock Incentive Plan (“2023 Plan”) by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended, based on the last price of securities sold by the issuer.

(3)	Paid herewith. The fee is calculated by multiplying the aggregate offering amount by 0.0001476 pursuant to Section 6(b) of the Securities Act.